Exhibit 19.1

RIGEL PHARMACEUTICALS, INC.
INSIDER TRADING AND WINDOW PERIOD POLICY
ADOPTED AUGUST 15, 2018
AMENDED AND RESTATED May 14, 2026

INTRODUCTION

During the course of your relationship with Rigel Pharmaceuticals, Inc. (“Rigel”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Rigel or other publicly traded companies that Rigel has business relationships with. Material nonpublic information may give you or someone you pass that information on to an advantage over others when deciding whether to buy, sell, gift or otherwise deal in Rigel securities or the securities of another publicly traded company. This policy sets forth acceptable transactions involving Rigel securities by our employees and directors, as well as certain designated consultants and contractors. Generally, the designated consultants and contractors are those that are in Rigel meetings on a recurring, regular basis and will be notified in writing that this policy is applicable to them (“regular consultants/contractors”). In addition, to promote compliance with insider trading laws, Rigel will not trade in company securities in violation of applicable securities laws or stock exchange listing standards.

INSIDER TRADING AND WINDOW PERIOD POLICY

Securities Transactions

Using material nonpublic information for personal gain or passing this information (also known as a “tip”) to someone who uses it for personal gain (a “tippee”) is illegal and squarely prohibited by this policy. Exploiting material nonpublic information like this remains unlawful regardless of how many shares are bought or sold. You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. A transaction also includes entering into, purchasing, selling or otherwise taking a position in any event contract or similar instrument on a prediction market or similar platform where the value or payout is based on, or linked to, the performance, value or outcome of any event or circumstance related to Rigel. Although it is imperative to refrain from any insider trading, it is equally important to avoid even the appearance of insider trading.

Material Nonpublic Information

It is not always easy to figure out whether you possess material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether sharing the information would likely affect the market price of that company’s securities or be considered important or “material” by investors who are considering trading that company’s stock. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed. There may be other types of information that would qualify as material nonpublic information as well; use this list merely as a non-exhaustive guide:

•financial results or forecasts;
•distribution/shipments of product(s) as a whole picture for the quarter;
•status of product or product candidate development or regulatory approvals;
•clinical data relating to products or product candidates;
•acquisitions or dispositions of assets, divisions or companies;
•public or private sales of debt or equity securities;
•stock splits, dividends or changes in dividend policy;

•gain or loss of a significant licensor, licensee or supplier;
•changes or new corporate partner relationships or collaborations;
•regulatory developments;
•management or control changes;
•employee layoffs;
•a disruption in the company's operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•tender offers or proxy fights;
•accounting restatements;
•litigation or settlements; and
•impending bankruptcy.

If you do possess material nonpublic information, you may not trade in a company’s securities or advise anyone else whether to do so, even if your decision to trade is not based on such material nonpublic information. In addition, if you possess material nonpublic information, you may not communicate the information to anyone else (other than employees whose job responsibilities require the information and who are bound by this policy) until you know that the information has been publicly disseminated and sufficient time (at least one full trading day) has passed to allow securities markets to receive and evaluate the information. You should never recommend to another person that they buy, hold, gift or sell our securities. In some circumstances, you may need to forgo a planned transaction even if you had planned it before learning of the material nonpublic information. This prohibition is absolute. So even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

“Trading” includes not only purchases, sales and gifts of common stock in the public market but also any other purchases, sales, gifts or transfers of common or preferred equity, options, warrants and other securities (including debt securities and distributions of securities by an investment fund to its equity holders) and other arrangements that affect economic exposure to changes in the prices of these securities.

This policy also applies not only to you but to members of your immediate family (including your spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law), persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this policy. However, this insider trading policy does not apply to any such entity that invests in securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

The prohibition on trading when you have material nonpublic information continues until that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disclosed through a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other public announcement by Rigel and enough time must have passed for the information to be widely known. Generally speaking, information will be considered publicly disseminated after one full trading day has elapsed since the information was publicly disclosed.

Open Window - Generally

Except as described in this policy, all Rigel employees, directors and regular consultants/contractors may buy, sell or gift Rigel securities only during an “open window.”

Quarterly Blackout Period
All Rigel employees, directors and regular consultants/contractors are subject to a “quarterly blackout period” and must refrain from conducting transactions involving Rigel securities during that period. Quarterly blackout periods generally begin at the end of the 15th day of the last month of each fiscal quarter and end after one full day of trading has elapsed since the public dissemination of Rigel’s financial results for that quarter.

Event-Specific Closed Window

From time to time, an event may occur that is material to Rigel and is known by a limited number of employees, directors and/or regular consultants/contractors. The potential impact of this information may be sufficiently material in a particular fiscal period that, in the judgment of the General Counsel, (i) all employees, directors and regular consultants/contractors should not trade in Rigel securities or, (ii) it may be that the window is closed to certain individuals or groups of individuals. In that situation, Rigel will notify you by e-mail about the closed trading window. Usually, these e-mails will come from the General Counsel, but they may come from the legal department, CFO or CEO on occasion.

An employee, director or regular consultant/contractor who believes that special circumstances require them to trade outside the open window should consult the General Counsel. Permission to trade outside the open window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

ADDITIONAL TRADING PROVISIONS

ESPP Purchases

Individuals who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. However, the subsequent sale or gift of the stock acquired pursuant to the ESPP is subject to all provisions of this policy.

10b5-1 Automatic Trading Programs

Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell Rigel securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Rigel, purchases, sales and gifts of Rigel securities pursuant to that plan may be made at any time pursuant to the pre-determined criteria—even in a closed window, or trading blackout period. An employee's, director's or consultant's Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Rigel at a time when they lacked material nonpublic information about Rigel and when Rigel was not in a closed window or trading blackout period.

Prohibition of Speculative or Short-Term Trading

No employee, director or regular consultant/contractor may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges or other inherently speculative transactions with respect to Rigel’s stock.

Preclearance and Advance Notice of Transactions

Preclearance

The following individuals must obtain preclearance before engaging in any transaction in Rigel securities, even during an open trading window: (1) any Section 16 Filer and any member of the Executive Committee, by emailing Preclearance@Rigel.com to obtain approval from the General Counsel (or, in the case of the General Counsel, from the Chief Financial Officer); and (2) any other person or groups of people designated by the General Counsel under applicable standards and criteria established from time to time. Any precleared transaction must be completed within the time period set forth in the preclearance approval and while the applicable trading window remains open; if the transaction is not completed within that period or the trading window closes before execution, new preclearance must be obtained before the transaction may proceed.

Advance Notice of Transactions

Directors and officers subject to the reporting obligations under Section 16 of the Exchange Act (“Section 16 Filers”) must give the General Counsel at least two business days’ advance notice of any gifts or plans to exercise any outstanding stock option. Once any such transaction takes place, Section 16 Filers must immediately notify the General Counsel and, in any event, no later than the end of the first business day after the transaction, provide sufficient details so that Rigel may assist in any Section 16 reporting obligations.

Short-Swing Trading, Control Stock and Section 16 Reports

Section 16 Filers may not violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended). In addition, Section 16 Filers will file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Rigel’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

POLICY’S DURATION

This policy continues to apply to your transactions in Rigel securities or the securities of other public companies engaged in business transactions with Rigel even after your relationship with Rigel has ended. If you possess material nonpublic information when your relationship with Rigel ends, you may not trade Rigel securities or the securities of other companies until the material nonpublic information has been publicly disseminated or is no longer material.

PENALTIES

Preclearance does not relieve you of your responsibility to avoid improper trading. The ultimate responsibility for adhering to this policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment. Preclearance, approval of a preclearance request, confirmation that a trading window is open, notice of a blackout period or other trading restriction, or any other actions taken by Rigel, its officers, the General Counsel or members of the legal department in administering this policy do not constitute legal advice, do not confirm that you are not in possession of material nonpublic information, nor do they insulate you from the consequences of noncompliance with this policy or with applicable securities laws.
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Rigel, including termination. Anyone who has questions about this policy should contact their own attorney or Rigel’s General Counsel. Please also see Frequently Asked Questions, which are attached as EXHIBIT A.

ADMINISTRATION AND AMENDMENTS

This policy is administered by Rigel under the direction of the Audit Committee of the Company’s Board of Directors. The Audit Committee has the authority to amend and update this policy and any related policies and procedures. In particular, such amendments and updates, as authorized by the Audit Committee, may include amendments to, or departures from, the terms of this policy, to the extent consistent with the general purpose of this policy and applicable securities laws.

EXHIBIT A
INSIDER TRADING AND WINDOW PERIOD POLICY FREQUENTLY ASKED QUESTIONS

1.What is insider trading?

A: Insider trading is the buying, selling or gifting of stocks, bonds, futures or other securities by someone who possesses material nonpublic information. Insider trading also includes gifts of securities and trading in options (puts and calls) where the price is linked to the underlying price of a company’s stock. It does not matter how many shares you buy, sell or gift, or whether it has an effect on the stock price. Bottom line: If you have material nonpublic information and you trade, you have broken the law.

2.Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who have material nonpublic information to disclose the information to the public or refrain from trading.

3.What is material nonpublic information?

A: Information is material if it would influence a reasonable investor to buy, sell or gift a stock, bond future or other security. This could mean many things: financial results, clinical or regulatory results, potential acquisitions or major contracts to name just a few. Information is nonpublic if it has not yet been released and disseminated to the public.

4.Who can be guilty of insider trading?

A: Anyone who buys, sells or gifts a security while possessing material nonpublic information, or provides material nonpublic information that someone else uses to buy, sell or gift a security, can be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at Rigel. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you or one of your associate’s trades using that material information, you can be found guilty of insider trading.

5.What if I work in a foreign office?

A: The same rules apply to U.S. and foreign employees. Because our common stock trades on a U.S. securities exchange, the insider trading laws of the United States apply. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Rigel employee, our policies apply to you no matter where you work.

6.What if I don’t buy, sell or gift anything, but I tell someone else the information and they buy, sell or gift?

A: That is called “tipping.” You are the “tipper”, and the other person is called the “tippee.” If the tippee buys, sells or gifts based on that material nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. To prevent this, you should not discuss material nonpublic information about the company with anyone outside Rigel, including spouses, family members, friends or business associates. This includes anonymous discussions on the internet about Rigel or companies with which Rigel does business.

7.What if I don’t tell them the information itself; I just tell them whether they should buy, sell or gift?

A: That is still tipping, and you can still be responsible for insider trading. You should not recommend to another person that they buy, hold, gift or sell our common stock or any derivative security related to our common stock, since that could be a form of tipping.

8.What are the penalties if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by Rigel—which may include termination—you may be liable for civil penalties for trading on material nonpublic information. The penalties for doing so may include paying the U.S. government up to three times any profit made, or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may also face a penalty of up to three times the amount of any profit gained, or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

9.What is “loss avoided”?

A: If you sell or gift common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

10.Am I restricted from trading securities of any companies other than Rigel, for example a customer or competitor of Rigel?

A: Possibly. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Rigel, you sometimes obtain sensitive, material information about other companies and their business dealings with Rigel.

11.So, when can I buy, sell or gift my Rigel securities?

A: If you have material nonpublic information, you may not buy, sell or gift our common stock until after a full trading day has occurred following the information is released or announced to the public. At that point, the information is considered public. Even if you do not have material, nonpublic information, you may not trade our common stock during any trading “blackout” period. Our insider trading and window period policy describes the quarterly blackout period, and additional trading blackout periods may be announced by email.

12.If I have an open order to buy, sell or gift Rigel securities on the date the trading window closes, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No. If you have any open orders when the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, you will have violated our Insider Trading and Window Period Policy and may also have violated insider trading laws. Note that this restriction does not apply to transactions executed pursuant to a valid Rule 10b5-1 trading plan established in compliance with the Company’s Insider Trading and Window Period Policy and applicable Rule 10b5-1 requirements.

13.Am I allowed to trade derivative securities of Rigel? Or short Rigel common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options, which are not derivative securities.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

14.Why does Rigel prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.

15.Can I purchase Rigel securities on margin or hold them in a margin account?

A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

16.Why does Rigel prohibit me from purchasing Rigel securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you had insider information and you could not or did not supply other collateral, you and Rigel may be restricted based on your insider trading activities because of the sale of the securities (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

17.Can I pledge my Rigel shares as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause you to transfer your shares during a trading blackout period. As a result, you may not pledge your shares as collateral for a loan.

18.Can I exercise options during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the options and receive shares, but you may not sell or gift the shares during a trading blackout period or any time that you have material nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due. Please note that a Section 16 Filer must give advance notice of plans to exercise any outstanding stock option.
19.Who must obtain preclearance before trading in Rigel securities?
A: Under our Insider Trading and Window Period Policy, Section 16 filers, members of the Executive Committee, and any other person or groups of people designated by the General Counsel must obtain preclearance before engaging in any transaction in Rigel securities, even during an open trading window, by emailing Preclearance@Rigel.com.

20.How do I know if I am required to obtain preclearance before trading in Rigel securities?
A: If you are required to obtain preclearance before trading in Rigel securities, you will be notified by the Company’s General Counsel or an authorized representative. If you are unsure whether preclearance applies to you or to a particular transaction, you must refrain from trading and consult with the Company’s General Counsel by emailing Preclearance@Rigel.com before proceeding.
21.Should persons in certain departments exercise more caution before trading in Rigel securities?
A: Yes. Due to the nature of their positions, persons in the Finance, Legal, Commercial, and Business Development departments may have enhanced access to material nonpublic information. Accordingly, those persons should exercise heightened caution when considering any transaction in Rigel securities. If you are unsure whether you are in possession of material nonpublic information, or whether information in your possession constitutes material nonpublic information, you must refrain from trading and consult with the Company’s General Counsel by emailing Preclearance@Rigel.com.

22.Am I subject to the trading blackout period if I am no longer an employee, director or regular consultant/contractor of Rigel?

A: It depends. Generally, if your employment with Rigel ends during a trading blackout period that you are subject to, you will be subject to the remainder of that trading blackout period. If your employment with Rigel ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Rigel, you should not trade in Rigel securities if you possess material nonpublic information. That restriction stays with you as long as the information you possess is material and not released by Rigel.

23.Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: No, you may not make gifts, whether to charities, a trust or otherwise, of our common stock when you possess material nonpublic information or during a trading blackout period.

24.What if I purchased publicly traded options or other derivative securities before I became a Rigel employee, contractor or consultant?

A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell or gift the securities during a trading blackout period or at any time that you have material nonpublic information.

25.May I own shares of a mutual fund that invests in Rigel?

A: Yes.

26.Are mutual fund shares holding Rigel common stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding Rigel common stock at any time.

27.What happens if I violate our Insider Trading and Window Period Policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Rigel. In addition, you may be subject to criminal and civil actions.

28.Who should I contact if I have questions about our Insider Trading and Window Period Policy?

A: You should contact our General Counsel.